Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. ANNOUNCES SALES FOR JANUARY AND THE RETIREMENT OF ITS OUTSTANDING TRADE CONVERSION NOTES

NAPERVILLE, IL (February 3, 2005) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today net sales for the four-week period ended January 29, 2005 increased 1.3 percent, compared with the four-week period ended January 31, 2004. Comparable store sales for the same period decreased 1.1 percent.

“Business in January is always difficult to gauge because of the impact of winter weather and the absence of a major holiday,” said Gary W. Rada, President and Chief Executive Officer. He added “The one week shift of the Super Bowl also adversely impacted January sales but should have a commensurate benefit in February.”

	Fiscal Period Ended		Percent Change
(dollars in millions)	January 29, 2005	January 31, 2004	Total Sales	Comparable Sales
For the four weeks ended	$12.3	$12.1	1.3%	(1.1)%
For the 52 weeks ended	$230.1	$222.6	3.4%	0.3%

Additionally the Company reported that final payment has been made this past week to holders of its $1.1 million in outstanding Trade Conversion Notes. Mr. Rada added, “We are pleased to have fully paid this obligation in advance and to have eliminated potential conversion of these notes into common stock.”

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 184 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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